Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners

Atlas Pipeline Partners GP, LLC

We have audited the accompanying consolidated balance sheet of Atlas Pipeline Partners GP, LLC as of December 31, 2004. The consolidated balance sheet is the responsibility of Atlas Pipeline Partners GP, LLC’s management. Our responsibility is to express an opinion on the consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Atlas Pipeline Partners GP, LLC as of December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 9, 2005

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

	June 30, 2005	December 31, 2004
	UNAUDITED	AUDITED
ASSETS
Current assets:
Cash and cash equivalents	$13,342	$18,214
Accounts receivable–affiliates	26,382	19,211
Accounts receivable	29,565	13,769
Prepaid expenses	972	1,056

Total current assets	70,261	52,250

Property, plant and equipment, net	327,288	175,259

Goodwill	62,305	2,305

Other assets	7,362	4,686

	$467,216	$234,500

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$63	$2,303
Accrued liabilities	11,355	3,144
Current portion of hedge liability	11,972	1,959
Accrued producer liabilities	23,364	10,996
Accounts payable	3,853	2,341
Distribution payable	9,492	4,005

Total current liabilities	60,099	24,748

Long-term hedge liability	9,684	722

Long-term debt, less current portion	168,103	52,149

Minority interest	221,774	135,759

Commitments and contingencies	—	—

Owners’ equity:
Owners’ equity	26,828	22,440
Accumulated other comprehensive loss	(19,272)	(1,318)

Total owners’ equity	7,556	21,122

	$467,216	$234,500

See accompanying notes to consolidated balance sheet

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Atlas Pipeline Partners GP, LLC (the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (the “Partnership”). The Company is wholly-owned by Atlas America, Inc. and its affiliates (“Atlas America”), a publicly traded company (NASDAQ: ATLS).

The Partnership is a Delaware limited partnership formed in May 1999 to acquire, own and operate natural gas gathering systems previously owned by Atlas America. The Partnership’s operations are conducted through subsidiary entities whose equity interests are owned by the Partnership’s operating subsidiary, Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”). The Company owns, through its general partner interests in the Partnership and the Operating Partnership, a 2% general partner interest in the consolidated pipeline operations. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in the Partnership. Through its general partner interest, the General Partner effectively manages and controls both the Partnership and the Operating Partnership. At December 31, 2004, the Partnership had 5,563,659 common limited partnership units and 1,641,026 subordinated limited partnership units outstanding. In January 2005, these subordinated units were converted to common units as the Partnership met stipulated tests under the terms of the partnership agreement allowing for such conversions. While the Company’s rights as the holder of the subordinated units are no longer subordinated to the rights of the common unitholders, these units have not yet been registered with the Securities and Exchange Commission and, therefore, their resale in the public market is subject to restrictions under the Securities Act. At June 30, 2005, the Partnership had 9,505,016 common limited partnership units outstanding, including the 1,641,026 unregistered common units held by the Company.

The Company, as general partner, manages the operations and activities of the Partnership and owes a fiduciary duty to the Partnership’s unitholders. Most of the Partnership’s operations personnel are employees of the Company. The Company is liable, as general partner, for all of the partnership’s debts (to the extent not paid from the Partnership’s assets), except for indebtedness or other obligations that are made specifically nonrecourse to the general partner.

The Company does not receive any management fee or other compensation for its management of the Partnership. The Company and its affiliates are reimbursed for expenses incurred on the Partnership’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to the Partnership and all other expenses necessary or appropriate to conduct the business of, and allocable to, the Partnership. The partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Company in its sole discretion.

The accompanying unaudited consolidated balance sheet as of June 30, 2005 is presented in accordance with accounting principles generally accepted in the United States for interim reporting. In management’s opinion, all adjustments necessary for a fair presentation of the Company’s financial position as of June 30, 2005 have been made.

Certain previously reported amounts have been reclassified to conform to the current presentation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated balance sheet includes the accounts of the Company, Partnership, the Operating Partnership and the Operating Partnership’s wholly-owned subsidiaries. The Partnership’s limited partner equity interests owned by third-parties at June 30, 2005 and December 31, 2004 are reflected as minority interests on the consolidated balance sheet. All material intercompany transactions have been eliminated.

Use of Estimates

The preparation of the Company’s consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated balance sheet. Actual results could differ from those estimates.

The natural gas industry principally conducts its business by processing actual transactions at the end of the month following the month of delivery. As such, the Partnership records unbilled revenues at the end of each period based upon estimated volumes and market prices. Differences between estimated and actual amounts are recognized in the following period’s financial results. Management believes that the $30.6 million and $15.3 million of unbilled revenues recorded at June 30, 2005 and December 31, 2004, respectively, included within accounts receivable and accounts receivable-affiliates on the consolidated balance sheet, represents actual results in all material respects.

Property, Plant and Equipment

Property and Equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Depreciation expense is recorded for each asset over their estimated useful lives using the straight-line method.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

Environmental Matters

The Partnership is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Partnership has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures.

The Partnership accounts for environmental contingencies in accordance with SFAS 5, “Accounting for Contingencies.” Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. The Partnership maintains insurance which may cover in whole or in part certain environmental expenditures. At June 30, 2005 and December 31, 2004, the Partnership had no environmental matters requiring specific disclosure or requiring recording of a liability.

Fair Value of Financial Instruments

For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair values because of the short maturity of these instruments. The carrying value of long-term debt approximates fair market value since interest rates approximate current market rates.

Derivative Instruments

The Partnership applies the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 requires each derivative instrument to be recorded in the balance sheet as either an asset or liability measured at fair value. Changes in a derivative instrument’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

Goodwill

At June 30, 2005 and December 31, 2004, the Company had $62.3 million and $2.3 million, respectively, of goodwill which was recognized in connection with consummated acquisitions (see Note 7). The Company tests its goodwill for impairment at each year end by comparing fair values to its carrying values. The evaluation of impairment under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires the use of projections, estimates and assumptions as to the future performance of the Company’s operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to the Company’s assumptions and, if required, recognition of an impairment loss. The Company’s test of goodwill at December 31, 2004 resulted in no impairment, and no impairment indicators have been noted as of June 30, 2005. The Company will continue to evaluate its goodwill at least annually and when impairment indicators arise, will reflect the impairment of goodwill, if any, within the consolidated statements of income in the period in which the impairment is indicated.

Comprehensive Income (Loss)

Accumulated comprehensive loss includes all other changes in the equity of a business from transactions and other events and circumstances from non-owner sources. At June 30, 2005 and December 31, 2004, these changes include changes in the fair value of the Partnership’s derivative contracts accounted for as hedges.

Federal Income Taxes

The Company is a limited liability corporation and the Partnership is a limited partnership. As a result, the Company’s and the Partnership’s income for federal income tax purposes is reportable on the tax returns of the individual owners and partners, respectively. Accordingly, no recognition has been given to income taxes in the Company’s consolidated balance sheet.

Stock Based Compensation

The Company issues phantom units of the Partnership to its directors and employees of Atlas America and its affiliates under its Long-Term Incentive Plan (“the Plan”) (see Notes 9 and 15). The Company accounts for the issuances under this Plan under the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its related interpretations.

Recently Issued Financial Accounting Standard

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS No. 154 will depend on the nature and extent of any voluntary accounting changes and corrections of errors after the effective date, but management does not currently expect SFAS No. 154 to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which will result in (a) more consistent recognition of liabilities relating to asset retirement obligations, (b) more information about expected future cash outflows associated with those obligations, and (c) more information about investments in long-lived assets because additional asset retirement costs will be recognized as part of the carrying amounts of the assets. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application of interim financial information is permitted but is not required. Early adoption of this interpretation is encouraged. As FIN 47 was recently issued, the Company has not yet determined whether the interpretation will have a significant adverse effect on its financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (R) (revised 2004) “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 (R) supersedes Accounting Principals Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach to accounting in Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Currently, the Company follows APB No. 25 and its interpretations, which allow for valuation of share-based payments to employees at their intrinsic values. Under this methodology, the Company recognizes compensation expense for phantom units granted at their fair value at the date of grant and compensation expense for options granted only if the current market price of the underlying units exceed the exercise price. SFAS No. 123 (R) is effective for the Company beginning January 1, 2006. The Company does not expect SFAS No. 123 (R) to have a material impact on its consolidated financial statements.

NOTE 3 – EQUITY OFFERINGS

On June 2, 2005, the Partnership sold 2.3 million common units in a public offering for total gross proceeds of $96.5 million. The units were issued under the Partnership’s previously filed Form S-3 shelf registration statement. The sale of the units resulted in net proceeds of approximately $91.7 million, after underwriting commissions and other transaction costs. The Partnership primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility. In connection with this offering, the Company contributed $1.9 million to the Partnership in order to maintain its 2.0% general partner interest. At June 30, 2005, Company’s ownership interest in the Partnership was 18.9%, including its 2.0% general partner interest.

On July 20, 2004, the Partnership sold 2.1 million common units in a public offering for total gross proceeds of $73.0 million. The units were issued under the Partnership’s previously filed Form S-3 shelf registration statement. The sale of the units resulted in net proceeds of approximately $67.5 million, after underwriting commissions and other transaction costs. The Partnership utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility. In connection with this offering, the Company contributed $1.5 million to the Partnership in order to maintain its 2.0% general partner interest.

On April 14, 2004, the Partnership sold 0.8 million common units in a public offering for total gross proceeds of $25.4 million. The units were issued under the Partnership’s previously filed Form S-3 shelf registration statement. The sale of the units resulted in net proceeds of approximately $25.2 million, after underwriting commissions and other transaction costs. The Partnership utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility. In connection with this offering, the Company contributed $0.5 million to the Partnership in order to maintain its 2.0% general partner interest.

NOTE 4 - DISTRIBUTIONS

The Partnership is required to distribute, within 45 days of the end of each quarter, all of its available cash (as defined in the partnership agreement) for that quarter. For each quarter during the subordination period (through December 31, 2004), to the extent there is sufficient cash available, the common limited partner unit holders have the right to receive a minimum quarterly distribution (“MQD”) of $.42 per unit prior to any distribution to the subordinated units. If distributions in any quarter exceed specified target levels, the Company, as general partner, will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions paid by the Partnership for the period from January 1, 2004 through June 30, 2005 were as follows:

Date Cash Distribution Paid	For Quarter Ended	Cash Distribution per Limited Partner Unit	Total Cash Distribution to Limited Partners	Total Cash Distribution to the General Partner
			(in thousands)	(in thousands)
February 6, 2004	December 31, 2003	$0.625	$2,722	$351
May 7, 2004	March 31, 2004	$0.630	$2,743	$374
August 6, 2004	June 30, 2004	$0.630	$3,216	$438
November 5, 2004	September 30, 2004	$0.690	$4,971	$1,060

February 11, 2005	December 31, 2004	$0.720	$5,187	$1,280
May 13, 2005	March 31, 2005	$0.750	$5,404	$1,500

On June 13, 2005, the Partnership declared a cash distribution of $0.77 per unit on its outstanding limited partner units, representing the cash distribution for the quarter ended June 30, 2005. The $9.5 million distribution, including $2.2 million to the Company as general partner, will be paid on August 5, 2005 to unitholders of record at the close of business on June 30, 2005.

At December 31, 2004, the Partnership had 1,641,026 subordinated units outstanding, all of which were held by the Company. In January 2005, these subordinated units were converted to common units as the Partnership met the tests under the terms of the partnership agreement. While the Company’s rights as the holder of the subordinated units are no longer subordinated to the rights of the common unitholders, these units have not yet been registered with the Securities and Exchange Commission and, therefore, their resale in the public market is subject to restrictions under the Securities Act.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	June 30, 2005	December 31, 2004	Estimated Useful Lives in Years
Pipelines, processing and compression facilities	$323,535	$168,932	15 - 40
Rights of way	16,121	14,128	20 - 40
Buildings	3,397	3,215	40
Furniture and equipment	648	517	3 - 7
Other	470	307	3 - 10

	344,171	187,099
Less – accumulated depreciation	(16,883)	(11,840)

	$327,288	$175,259

In April 2005, the Partnership completed the acquisition of ETC Oklahoma Pipeline, Ltd. for approximately $194.9 million (see Note 7). Due to its recent date of acquisition, the purchase price allocation is based upon estimated values determined by the Partnership, which are subject to adjustment and could change significantly as the Partnership continues to evaluate this allocation. At June 30, 2005, the purchase price allocated to property, plant and equipment for this acquisition by the Partnership was included within the pipelines, processing and compression facilities category within the above table.

NOTE 6 – OTHER ASSETS

The following is a summary of other assets (in thousands):

	June 30, 2005	December 31, 2004
Deferred finance costs, net of accumulated amortization of $856 and $506 at June 30, 2005 and December 31, 2004, respectively	$4,997	$3,316
Security deposits	1,728	1,356
Other	637	14

	$7,362	$4,686

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 11).

NOTE 7 -ACQUISITIONS

Spectrum

On July 16, 2004, the Partnership acquired Spectrum Field Services, Inc. (“Spectrum”), for approximately $143.1 million, including transaction costs and the payment of taxes due as a result of the transaction. Spectrum’s principal assets included 1,900 miles of natural gas pipelines and a natural gas processing facility in Velma, Oklahoma. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141, “Business Combinations.” The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Cash and cash equivalents	$803
Accounts receivable	18,505
Prepaid expenses	649
Property, plant and equipment	140,936
Other long-term assets	1,054

Total assets acquired	161,947

Accounts payable and accrued liabilities	(17,153)
Hedging liabilities	(1,519)
Long-term debt	(164)

Total liabilities assumed	(18,836)

Net assets acquired	$143,111

The results of the acquisition were included with the Partnership’s consolidated financial statements from its date of acquisition.

Elk City

On April 14, 2005, the Partnership acquired all of the outstanding equity interests in ETC Oklahoma Pipeline, Ltd. (“Elk City”), a Texas limited partnership, for $194.9 million, including related transaction costs. Elk City’s principal assets included 318 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma, a natural gas processing facility in Elk City, Oklahoma, with total capacity of 130 million cubic feet of gas per day (“mmcf/d”) and a gas treatment facility in Prentiss, Oklahoma, with a total capacity of 100 mmcf/d. The purchase price is subject to post-closing adjustments based upon, among other things, gas imbalances, certain prepaid expenses and capital expenditures, and title defects, if any. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Accounts receivable	$4,577
Other assets	497
Property, plant and equipment	133,637
Goodwill	60,000

Total assets acquired	198,711

Accounts payable and accrued liabilities	(3,770)

Total liabilities assumed	(3,770)

Net assets acquired	$194,941

Due to its recent date of acquisition, the purchase price allocation for Elk City is based upon estimated values determined by the Partnership. These estimates are subject to adjustment and could change significantly as the Partnership continues to evaluate this allocation. The Partnership recognized goodwill in connection with this acquisition as a result of Elk City’s significant cash flow and its strategic industry position. The results of the acquisition were included within the Partnership’s consolidated financial statements from its date of acquisition.

NOTE 8 — DERIVATIVE INSTRUMENTS

The Partnership enters into certain financial swap and option instruments that are classified as cash flow hedges in accordance with SFAS No. 133. The Partnership entered into these instruments to hedge the forecasted natural gas, NGL and condensate sales against the variability in expected future cash flows attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGL and condensate is sold. Under these swap agreements, the Partnership receives a fixed price and pays a floating price based on certain indices for the relevant contract period. The options fix the price for the Partnership within the puts purchased and calls sold.

The Partnership formally documents all relationships between hedging instruments and the items being hedged, including the Partnership’s risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. The Partnership assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are effective in offsetting changes in the forecasted cash flow of hedged items. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of correlation between the hedging instrument and the underlying commodity, the Partnership will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by the Partnership through utilization of market data, will be recognized immediately within the Partnership’s consolidated statements of income.

Derivatives are recorded on the balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, the effective portion of changes in fair value are recognized in partners’ capital as accumulated other comprehensive loss and reclassified to natural gas and liquids revenue within the consolidated statements of income as the underlying transactions are settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, changes in fair value are recognized within the consolidated statements of income as they occur. At June 30, 2005 and December 31, 2004, the Partnership reflected net hedging liabilities on its balance sheets of $19.9 million and $2.6 million, respectively. Of the $19.3 million net loss in accumulated other comprehensive loss at June 30, 2005, $10.3 million of losses will be reclassified to the consolidated statements of income over the next twelve month period as these contracts expire, and $9.0 million will be reclassified in later periods if the fair values of the instruments remain at current market values. Actual amounts that will be reclassified will vary as a result of future price changes.

As of June 30, 2005, the Partnership had the following NGLs, natural gas, crude oil and plant reduction volumes hedged:

Natural Gas Basis Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(MMBTU)(1)	(per MMBTU)	(in thousands)
2006	1,260,000	$(0.537)	$(83)
2007	1,140,000	(0.530)	(67)
2008	780,000	(0.541)	(55)

			$(205)

Plant Volume Reduction Basis Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Asset(3)
	(MMBTU)(1)	(per MMBTU)	(in thousands)
2006	1,800,000	$(0.478)	$12
2007	900,000	(0.495)	21

			$33

Natural Gas Liquids Fixed – Price Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Liability(2)
	(gallons)	(per gallon)	(in thousands)
2006	37,104,000	$0.662	$(9,235)
2007	24,570,000	0.686	(5,821)
2008	9,954,000	0.698	(2,079)

			$(17,135)

Natural Gas Fixed – Price Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(MMBTU)(1)	(per MMBTU)	(in thousands)
2006	1,200,000	$6.594	$(1,419)
2007	1,140,000	7.131	(889)
2008	780,000	7.260	(235)

			$(2,543)

Crude Oil Fixed – Price Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Liability(3)
	(barrels)	(per barrel)	(in thousands)
2006	54,450	$51.558	$(403)
2007	74,400	53.638	(358)
2008	55,200	55.875	(91)

			$(852)

Plant Volume Reduction Fixed – Price Swaps

Production Period Ended June 30,	Volumes	Average Fixed Price	Fair Value Asset(3)
	(MMBTU)(1)	(per MMBTU)	(in thousands)
2006	1,650,000	$7.205	$995
2007	900,000	7.255	548

			$1,543

Crude Oil Options

Production Period Ended June 30,	Option Type	Volumes	Average Strike Price	Fair Value Liability(3)
		(barrels)	(per barrel)	(in thousands)
2006	Puts purchased	30,000	$30.00	$—
2006	Calls sold	30,000	34.25	(721)

				$(721)

			Total net liability	$(19,880)

(1)	MMBTU represents million British Thermal Units.
(2)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas and light crude prices.
(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

As of December 31, 2004, the Partnership had the following NGLs, natural gas, crude oil and plant reduction volumes hedged:

Natural Gas Liquids Fixed – Price Swaps

Production Period (calendar year)	Volumes	Average Fixed Price	Fair Value Liability(2)
	(gallons)	(per gallon)	(in thousands)
2005	12,564,000	$0.550	$(1,208)
2006	6,804,000	0.575	(500)

			$(1,708)

Natural Gas Fixed – Price Swaps

Production Period (calendar year)	Volumes	Average Fixed Price	Fair Value Liability(3)
	(MMBTU)(1)	(per MMBTU)	(in thousands)
2005	970,000	$6.187	$(71)
2006	450,000	5.920	(172)

			$(243)

Crude Oil Fixed – Price Swaps

Production Period (calendar year)	Volumes	Average Fixed Price	Fair Value Liability (3)
	(barrels)	(per barrel)	(in thousands)
2006	18,000	$38.767	$(36)

Crude Oil Options

Production Period (calendar year)	Option Type	Volumes	Average Strike Price	Fair Value Liability (3)
		(barrels)	(per barrel)	(in thousands)
2005	Puts purchased	75,000	$30.00	$—
2005	Calls sold	75,000	34.30	(640)

				$(640)

			Total liability	$(2,627)

(1)	MMBTU represents million British Thermal Units.
(2)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas and light crude prices.
(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

NOTE 9 – SPECIAL MEETING OF UNITHOLDERS

On February 11, 2004, at a special meeting of unitholders, the following were approved:

•	The issuance of up to 2.0 million common units in connection with the Partnership’s proposed acquisition of Alaska Pipeline Company, of which 750,000 common units were issued in April 2004 (see Note 3).

•	The Atlas Pipeline Partners, L.P. Long-Term Incentive Plan in which officers, employees and non-employee managing board members of the Company, as general partner, and employees of the Company’s affiliates, consultants and joint venture partners who perform services for the Partnership are eligible to participate. The Plan is administered by a committee appointed by the Company’s managing board (the “Committee”), which sets the terms of awards under the Plan. The Committee may make awards of either phantom units or options for an aggregate of 435,000 common units, provided that the maximum number of phantom units that may be awarded in total to non-employee managing board members is 10,000. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the Committee, cash equivalent to the fair market value of a common unit. In addition, the Committee may grant a participant the right, known as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions the Partnership makes on a common unit during the period the phantom unit is outstanding. An option entitles the grantee to purchase the Partnership’s common units at an exercise price determined by the Committee, which may be less than, equal to or more than the fair market value of the Partnership’s common units on the date of the grant. The Committee also has discretion to determine how the exercise price may be paid. Except for phantom units awarded to non-employee managing board members of the Company, the managing board will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managing board members will vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, as defined in the Plan (see Note 15).

After the special meeting of unitholders was adjourned and was reconvened on March 9, 2004, the unitholders approved amendments to the Partnership Agreement that removed the limitations on the Partnership’s ability to issue common units and incur debt.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company, which is wholly-owned by Atlas America, is affiliated with Resource America, Inc. and its subsidiaries (“RAI”), including Atlas America, Viking Resources Corporation (“VRC”) and Resource Energy, Inc. (“REI”; collectively, “Affiliates”). Atlas America is an 80% owned subsidiary of RAI. The Company is dependent upon the resources and services provided by RAI and these Affiliates. Accounts receivable/payable-affiliates represents the net balance due from/to these Affiliates for natural gas transported through the gathering systems, net of reimbursements for Partnership costs and expenses paid by these Affiliates. Substantially all Partnership revenue in Appalachia is from these Affiliates.

The Partnership does not directly employ any persons to manage or operate its business. These functions are provided by the Company, as general partner, and employees of RAI and/or its Affiliates. The Company does not receive a management fee or other compensation in connection with its management of the Partnership apart from its interest as general partner and its right to receive incentive distributions. The Partnership reimburses the Company and/or its Affiliates for all direct and indirect costs of services provided, including the cost of employees, officer and managing board member compensation and benefits properly allocable to the Partnership and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The partnership agreement provides that the Company, as general partner, will determine the costs and expenses that are allocable to the Partnership in any reasonable manner it determines by the Company in its sole discretion.

Under an agreement with Atlas, VRC and REI, Atlas must construct up to 2,500 feet of sales lines from its existing wells to a point of connection to the Partnership’s gathering systems. The Partnership must, at its own cost, extend its system to connect to any such lines extended to within 1,000 feet of its gathering systems. With respect to wells to be drilled by Atlas that will be more than 3,500 feet from the Partnership’s gathering systems, the Partnership has various options to connect those wells to its gathering systems at its own cost.

Atlas had agreed to provide the Partnership with financing for the cost of constructing new gathering system expansions through February 2, 2005, on a stand-by basis. The commitment was for a maximum of $1.5 million in any contract year. This commitment expired without being used.

In connection with the proposed acquisition of Alaska Pipeline Company, L.L.C. (“Alaska Pipeline”) (see Note 14), the Partnership paid RAI a fee of $70,750 in the year ended December 31, 2004.

NOTE 11 - LONG-TERM DEBT

Total debt consists of the following (in thousands):

	June 30, 2005	December 31, 2004
Credit Facility:
Revolving credit facility	$168,000	$10,000
Term loan	—	44,250
Other debt	166	202

	168,166	54,452
Less current maturities	(63)	(2,303)

	$168,103	$52,149

On April 14, 2005, the Partnership entered into a new $270.0 million credit facility (the “Credit Facility”) with a syndicate of banks, which replaced its existing $135.0 million facility.

The facility was comprised of a five-year $225.0 million revolving line of credit and a five-year $45.0 million term loan. The term loan portion of the Credit Facility was repaid and retired from the net proceeds of the June 2005 equity offering (see Note 3). The revolving portion of the Credit Facility bears interest, at the Partnership’s option, at either (i) Adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding Credit Facility borrowings at June 30, 2005 was 6.07%. Up to $10.0 million of the credit facility may be utilized for letters of credit, of which $8.2 million is outstanding at June 30, 2005 and is not reflected as borrowings on the Partnership’s consolidated balance sheet. Borrowings under the Credit Facility are secured by a lien on and security interest in all of the Partnership’s property and that of its subsidiaries, and by the guaranty of each of the Partnership’s subsidiaries.

The Credit Facility contains customary covenants, including restrictions on the Partnership’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in the Partnership’s subsidiaries. The Credit Facility also contains covenants requiring the Partnership to maintain, on a rolling four-quarter basis, a maximum total debt to EBITDA ratio (each as defined in the credit agreement) of 5.5 to 1, reducing to 4.5 to 1 on September 30, 2005 and thereafter; and an interest coverage ratio (as defined in the credit agreement) of at least 3.0 to 1. The Partnership is in compliance with these covenants as of June 30, 2005. Based upon the definitions set forth within the credit agreement, the Partnership’s ratio of total debt to EBITDA was 4.1 to 1 and the interest coverage ratio was 4.5 to 1 at June 30, 2005.

Prior to entering into its current credit facility, the Partnership had a $135.0 million senior secured term loan and revolving credit facility administered by Wachovia Bank that replaced its previous credit facility. The facility originally included a $35.0 million four year revolving line of credit and a $100.0 million five year term loan. At December 31, 2004, the Partnership had $10.0 million outstanding under this revolving credit facility at a rate of 7.0% and $44.3 million outstanding on it term loan at a rate of 7.75%. In addition, the Partnership had $2.2 million outstanding under letters of credit at December 31, 2004.

NOTE 12 – LEASES AND COMMITMENTS

The Partnership leases equipment and office space with varying expiration dates through 2007. Minimum future lease payments for these leases for the years ended December 31, 2005, 2006 and 2007 are $944,000, $161,000 and $41,000, respectively.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Partnership is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on the Partnership’s financial condition or results of operations.

On March 9, 2004, the Oklahoma Tax Commission (“OTC”) filed a petition against Spectrum alleging that Spectrum underpaid gross production taxes beginning in June 2000. The OTC is seeking a settlement of $5.0 million plus interest and penalties. The Partnership plans on defending itself vigorously. In addition, under the terms of the Spectrum purchase agreement, $14.0 million has been placed in escrow to cover the costs of any adverse settlement resulting from the petition and other indemnification obligations of the purchase agreement.

NOTE 14 – SETTLEMENT OF TERMINATED ALASKA PIPELINE ARBITRATION

In September 2003, the Partnership entered into an agreement with SEMCO Energy, Inc. (“SEMCO”) to purchase all of the stock of Alaska Pipeline. In order to complete the acquisition, the Partnership needed the approval of the Regulatory Commission of Alaska. The Regulatory Commission initially approved the transaction, but on June 4, 2004, it vacated its order of approval based upon a motion for clarification or reconsideration filed by SEMCO. On July 1, 2004, SEMCO sent the Partnership a notice purporting to terminate the transaction. The Partnership pursued its remedies under the acquisition agreement. In connection with the acquisition, subsequent termination and legal action, the Partnership incurred costs of approximately $4.0 million. On December 30, 2004, the Partnership entered into a settlement agreement with SEMCO settling all issues and matters related to SEMCO’s termination of the sale of Alaska Pipeline to the Partnership and SEMCO paid the Partnership $5.5 million.

NOTE 15 – LONG-TERM INCENTIVE PLAN

The Company has a Long-Term Incentive Plan (“LTIP”; see note 9), in which officers, employees and non-employee managing board members of the Company and employees of its affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by the Company’s managing board of directors. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the LTIP through June 30, 2005.

A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit or, at the discretion of the Committee, cash equivalent to the fair market value of a common unit. In addition, the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions the Partnership makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase the Partnership’s common units at an exercise price determined by the Committee at its discretion. The Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the Committee will determine the vesting period for phantom units and the exercise period for options. Through June 30, 2005, phantom units granted under the LTIP generally had vesting periods of four years. The vesting period may also include the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the Committee. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at June 30, 2005, 31,214 units will vest within the following twelve months.

The Company accounts for equity awards under the LTIP in accordance with the provisions of APB No. 25 and its interpretations, which allows for valuation of these awards at their intrinsic values. Under this methodology, the Company recognizes compensation expense for phantom units granted at their fair value at the date of grant. For options granted, the Company recognizes compensation expense at the date of the grant only if the current market price of the underlying units exceeds the exercise price.

At June 30, 2005 and December 31, 2004, there were 264,846 and 58,752 phantom units, respectively, outstanding under the Company’s LTIP.